UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): October 27, 2008
MERCANTILE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32434 (Commission File Number)	37-1149138 (I.R.S. Employer Identification No.)
200 North 33rd Street, Quincy, Illinois 62301
(Address of Principal Executive Offices) (Zip Code)
(217) 223-7300
Registrant’s Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
     On October 27, 2008, Mercantile Bancorp, Inc. (the “Company”) issued a press release reporting unaudited financial results for the quarter ended September 30, 2008.
     The Company reported an unaudited net loss of $1.7 million or $(0.19) per share for the quarter ended September 30, 2008 compared with net income of $3.3 million or $0.27 per share (adjusted for a 3-for-2 split in December 2007) in third quarter 2007. For the nine months of 2008, the Company reported a net loss of $2.1 million or $(0.24) cents per share, compared with net income of $7.5 million or $0.86 per share the prior year (adjusted for the split). A loss related to a subordinated debenture held by one of The Company’s subsidiaries, and a non-cash mark-to-market valuation change to one of the Company’s investments, were the primary reasons for the third quarter loss.
     Loans, net of allowance for loan losses, were $1.27 billion at September 30, 2008 compared with $1.17 billion a year ago, an increase of 9.1%. Deposits grew to $1.44 billion at September 30, 2008 compared with $1.30 billion at September 30, 2007, an increase of 11.3%. Total assets were $1.75 billion at September 30, 2008, up 8% compared with $1.62 billion a year ago. Increases in loans and deposits exclusively reflect organic growth at the Company’s bank subsidiaries.
     Net interest income was $11.7 million for third quarter 2008, up 10.9% compared with $10.5 million in third quarter 2007. Provision for loan losses was $4.5 million in third quarter 2008, compared to $677,000 a year ago. Noninterest income for third quarter 2008 was $1.9 million compared with $5.0 million in the same period a year ago. The significant year-over-year difference in noninterest income primarily reflects a $2.1 million gain on sale of an equity investment in a startup bank in September 2007 and, in third quarter 2008, a non-cash loss of $1.2 million due to recognition of a permanent impairment of an equity investment held by the Company.
     The Company also recorded a pre-tax, non-cash loss of $1.2 million on its investment in Paragon National Bank in Memphis, one of the Company’s strategic investments in startup banks. With a decline in Paragon’s share price relative to its carrying value, accounting rules required recognition of a permanent impairment, and the Company wrote the investment down to fair market value as of September 30, 2008.
     For the nine months ended September 30, 2008 net interest income was $32.8 million compared with $31.3 million for the same period in 2007, an increase of 4.6%. Total loans, net of allowance for losses, rose 9.1% to $1.27 billion from $1.17 billion at September 30, 2007.
     The Company experienced continuing growth in lending, particularly commercial and commercial real estate. Comparing totals at September 30, 2008 to a year ago, commercial loans increased 9% and real estate loans rose 11%.
     Asset management and brokerage services continued to grow, with combined fees from both increasing to $1.2 million in third quarter 2008 compared with $918,000 in third quarter 2007.
     The full text of the earnings release is included herein as Exhibit 99.1 and is incorporated herein by reference.
     Note: The information in this report provided in Item 2.02 is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements And Exhibits
     (c) Exhibits:

Exhibit
Number	Description

99.1	Press release issued by Mercantile Bancorp, Inc. on October 27, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bancorp, Inc.
By:	/s/ Ted T. Awerkamp
	Name:	Ted T. Awerkamp
	Title:	President and Chief Executive Officer

Date: October 27, 2008

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